As filed with the Securities and Exchange Commission on June 27, 2024

Registration No. 333-233767

Registration No. 333-257327

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-233767

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-257327

UNDER
THE SECURITIES ACT OF 1933

NeuBase Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

46-5622433

(I.R.S. Employer Identification No.)

Address Not Applicable1

(412) 763-3350

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Todd P. Branning

Interim Chief Executive Officer and Chief Financial Officer

NeuBase Therapeutics, Inc.

c/o Corporation Service Company

251 Little Falls Drive

Wilmington, New Castle County, Delaware 19808

(412) 763-3350

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jeffrey T. Hartlin, Esq.

Elizabeth A. Razzano, Esq.

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, California 94304

(650) 320-1800

Not applicable. This post-effective amendment removes from registration any securities registered under Registration Statement Nos. 333-233767 and 333-257327 that remain unsold.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

1 NeuBase Therapeutics, Inc. (the “Company”) terminated its lease agreement for its headquarters. Accordingly, the Company does not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, any stockholder communication required to be sent to the Company’s principal executive offices may be directed to the Company’s agent for service of process at Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following registration statements of NeuBase Therapeutics, Inc. (the “Registrant”) on Form S-3 (each a “Registration Statement,” and collectively, the “Registration Statements”):

•	Registration Statement on Form S-3 (No. 333-233767), registering for resale by the selling stockholders named therein 76,923 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 13, 2019 and declared effective on September 23, 2019; and

•	Registration Statement on Form S-3 (No. 333-257327), registering for resale by the selling stockholder named therein 15,431 shares of Common Stock, filed with the Commission on June 23, 2021 and declared effective on July 7, 2021.

The share figures set forth above have been adjusted to reflect a 1-for-20 reverse stock split of the shares of Common Stock effected on June 14, 2023.

As previously disclosed in a Form 8-K filed with the Commission on March 7, 2024, the board of directors of the Registrant approved a plan of liquidation and dissolution of the Registrant (the “Plan of Dissolution”), subject to the approval of the Registrant’s stockholders, and the Registrant’s stockholders approved the liquidation and dissolution of the Registrant pursuant to the Plan of Dissolution at the special meeting of stockholders held on June 26, 2024. In connection with the foregoing, the Registrant has determined to terminate the offerings of the securities under the Registration Statements. Accordingly, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statements and to remove from registration any and all of the securities that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh and the State of Pennsylvania, on June 27, 2024.

NEUBASE THERAPEUTICS, INC.

By:	/s/ Todd P. Branning
Todd P. Branning
Interim Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dov A. Goldstein	Director	June 27, 2024
Dov A. Goldstein, M.D.